FOR IMMEDIATE RELEASE - MAY 18, 1998

                  FIRST CHARTER CORPORATION AND HFNC FINANCIAL
                      ANNOUNCE DEFINITIVE MERGER AGREEMENT
            COMBINED COMPANY TO HAVE MORE THAN $1.7 BILLION IN ASSETS


CONCORD, NORTH CAROLINA -- First Charter Corporation ("First Charter") and HFNC Financial Corporation ("HFNC") announced today that they have entered into a definitive agreement to merge. Under the terms of the agreement, HFNC will be merged into First Charter. The transaction is a stock-for-stock exchange of 0.57 shares of First Charter common stock for each share of HFNC common stock, is intended to be tax-free to the shareholders of HFNC, and will be accounted for as a pooling of interests. Based on First Charter's closing price of $24.50 per share on May 15, 1998, the transaction amounts to approximately $13.97 per share, or $241 million in aggregate value for HFNC's shareholders.

HFNC, through its subsidiary, Home Federal Savings and Loan Association, operates 10 banking locations in metropolitan Charlotte. As of March 31, 1998, HFNC had assets of $980 million, deposits of $432 million and shareholders' equity of $169 million. First Charter, a $776 million bank holding company headquartered in Concord, North Carolina, operates First Charter National Bank and the Bank of Union, and has 23 financial services offices in the Greater Charlotte market.

"The combination of First Charter and HFNC creates Charlotte's only large-scale community bank. With over $1.7 billion in assets, we will have the presence to better compete for a greater share of Charlotte's small business and consumer dollar," said Lawrence M. Kimbrough, President and Chief Executive Officer of First Charter. "This transaction truly enhances our franchise, positions us for further growth and underscores First Charter's commitment to the creation of value for our customers and shareholders."

Based on current trading prices, the combined company will have a market value of approximately $500 million. With more than $900 million in deposits in the Charlotte MSA, First Charter will have the largest share of deposits of any community bank in that market with 5.2%, ranking sixth among all banking companies.

The pro forma company will capitalize on the strengths of both parties. First Charter intends to take advantage of HFNC's strong capital base and bring its expertise in commercial and consumer lending to bear across its expanded franchise while utilizing HFNC's talent and infrastructure to enhance its retail and mortgage banking operations. First Charter's management expects the transaction to begin adding to its earnings per share during 1999.

H. Joe King, Jr. Chairman, President and Chief Executive Officer of HFNC added, "We are pleased to have affiliated with one of the area's premier banks in First Charter. Our shareholders will benefit from the expertise of a management team that has consistently produced some of the strongest performance numbers of any bank in the nation, while our customers can look forward to an expanded array of both retail and commercial financial services products, combined with high-quality customer service they have come to expect from HFNC."

Upon the closing of the transaction, Mr. King will be named Chairman of the Board of Directors of First Charter Corporation, and each member of HFNC's Board of Directors will join First Charter's Board. J. Roy Davis, First Charter's current Chairman, will serve as Vice Chairman of the Board until the1999 annual meeting, when Mr. Davis will be named Chairman and Mr. King will be named Chairman Emeritus. Mr. Kimbrough will continue to serve as President and Chief Executive Officer of First Charter.

The merger is subject to approval by the shareholders of both First Charter and HFNC and applicable regulatory authorities. HFNC and First Charter have also entered into reciprocal 19.9% option agreements, exercisable under certain conditions.

The common stock of First Charter and HFNC are traded on the Nasdaq National Market System under the symbols "FCTR" and "HFNC", respectively. For further information contact Lawrence Kimbrough (704-788-0492) or Joe King
(704-373-0400).